UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported) February 2, 2023

AMCON DISTRIBUTING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-15589	47-0702918
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7405 Irvington Road, Omaha NE 68122
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 402-331-3727

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFO 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                        Entry into a Material Definitive Agreement.

On February 3, 2023, LOL Foods, Inc. ("LOL Foods"), a wholly owned subsidiary of AMCON Distributing Company (the "Company"), and HF Real Estate, LLC, a wholly owned subsidiary of the Company ("HF" and, together with LOL Foods, the "Borrowers"), entered into a Loan and Security Agreement (the "Loan Agreement") with BMO Harris Bank N.A. ("BMO"), as administrative agent, and the lenders party thereto. The Borrowers entered into the Loan Agreement in connection with the closing of the acquisition described in Item 2.01 below and used the proceeds thereunder to partially fund the acquisition.

The Loan Agreement provides for a $40 million senior secured asset-based revolving credit facility (the "ABL Revolver"), secured by substantially all of the Borrowers' assets, including accounts receivable, intangibles, inventory, deposit accounts and real property, excluding certain equipment. Outstanding amounts under the Loan Agreement bear interest at rates per annum equal to, at the Borrowers' election, SOFR or an alternate base rate, plus a core interest rate mark-up based on excess availability. The Loan Agreement will mature on February 3, 2026, at which time all amounts borrowed under the ABL Revolver will be payable in full unless otherwise refinanced.

The Borrowers may prepay amounts borrowed under the Loan Agreement at any time without penalty. The Loan Agreement also includes an unused commitment fee provision and is subject to customary covenants and a minimum fixed charge ratio.

Contemporaneously with entering into the Loan Agreement with BMO, LOL Foods also entered into an equipment loan financing arrangement with Bank of America Leasing and Capital, LLC ("BALC") pursuant to which BALC made a $7 million term loan to LOL Foods secured by various equipment (the "BALC Equipment Financing"). The BALC Equipment Financing has a fixed interest rate and is payable over a 60-month term. The proceeds of the BALC Equipment Financing were used to partially fund the acquisition described in Item 2.01 below.

In addition, on February 2, 2023, the Company and certain of its subsidiaries entered into an amendment (the "Amendment") to their existing revolving credit facility (the "Existing Facility") with Bank of America, N.A. and BMO. The Amendment amended the Existing Facility to, among other things, provide lender consent to the acquisition described under Item 2.01 below, including the use of proceeds thereunder to partially fund the acquisition.

The foregoing descriptions of the ABL Facility and the Amendment do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of the ABL Facility and the Amendment, copies of which will be filed with the Securities and Exchange Commission as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 2.01                                        Completion of Acquisition or Disposition of Assets.

On February 3, 2023, LOL Foods closed the transactions contemplated by the previously disclosed asset purchase agreement, dated December 7, 2022 (the "Asset Purchase Agreement"), by and among LOL Foods, Henry's Foods, Inc., The Eidsvold Family LLC, and the other parties thereto. Under the Asset Purchase Agreement, LOL Foods (or its affiliate, HF, with respect to certain real property) purchased substantially all of Henry’s Foods, Inc. wholesale distribution assets for approximately $55.0 million, inclusive of working capital adjustments as set forth in the Asset Purchase Agreement.  The Company or its subsidiaries funded the transaction with borrowings of $23.0 million under the ABL Facility, $7.0 million under the BALC Equipment Financing, and $25.0 million drawn and applied under the Company’s Existing Facility.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Asset Purchase Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2022.

Item 2.03.                                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Items 1.01 and 2.01 above is incorporated herein by reference as if fully set forth herein.

Item 7.01                                        Regulation FD Disclosure.

On February 6, 2023, the Company issued a press release announcing the closing of the transaction described under Item 2.01 above, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information set forth in this Item 7.01 (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                                        Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press release, dated February 6, 2023, issued by AMCON Distributing Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCON DISTRIBUTING COMPANY
                                            (Registrant)

Date: February 6, 2023	/s/ Charles J. Schmaderer

Name: Charles J. Schmaderer
Title: Vice President, Chief Financial Officer and Secretary